UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): August 21, 2007

Owens Corning

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 1-33100

DE	43-2109021
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Owens Corning Parkway, Toledo, OH 43659

(Address of Principal Executive Offices, Including Zip Code)

419-248-8000

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in this Report

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On August 21, 2007, Owens Corning (the “Company”) announced the appointment of Duncan Palmer as Senior Vice President and Chief Financial Officer for the Company, effective mid-September 2007.

Mr. Palmer, 41, spent more than 20 years with Royal Dutch Shell, most recently as Vice-President, Upstream Commercial Finance for Shell International Exploration and Production BV. In this role, Mr. Palmer was responsible for finance support for major oil and gas business development and portfolio activity in Shell’s Exploration and Production and Gas and Power businesses. Prior to this role, Mr. Palmer was Vice-President Finance for the Shell Lubricants business globally, during which time, Mr. Palmer led the Lubricants finance function across more than 60 countries including global financial management and reporting, investment appraisal and cost management.

Pursuant to the Company’s offer letter dated August 15, 2007:

•	Mr. Palmer’s annual base salary will be $500,000, subject to annual review.

•

Mr. Palmer will participate in the Company’s annual incentive plan (the “CIP”). Annual cash awards under the CIP are based on the Company’s success in meeting specific annual goals as approved by the Compensation Committee of the Board of Directors and an individual’s contribution toward meeting those goals. Mr. Palmer’s participation in the CIP will be set at 65% of his base salary (i.e., $325,000) at Target Company Performance, and will be 130% of his base salary (i.e., $650,000) at Maximum Funding. His funded award may be increased or decreased based on personal performance, with the maximum award being limited to 200% of the funded award. Mr. Palmer’s CIP award in respect of 2007 will be prorated based on the number of months that he is employed by the Company.

•

Mr. Palmer will participate in the Company’s Long Term Incentive Program (“LTI Program”). The LTI Program uses overlapping 3-Year Performance Cycles, and awards under the LTI Program are based on the Company’s success in meeting specific goals approved by the Compensation Committee for the performance period. Mr. Palmer’s target participation level in the LTI Program will be 210% of his base salary. The LTI Program’s 2007-2009 performance cycle consists of discretionary grants of restricted stock and performance share units. Mr. Palmer’s grant for the 2007-2009 performance cycle will consist of: 10,482 restricted shares, which will vest on December 31, 2009, and 20,346 performance share units, with performance goals set by the Compensation Committee of the Board of Directors.

•

Mr. Palmer will receive a one-time equity grant valued at $1,750,000, in recognition of unvested equity and incentive awards from his former employer that he will forfeit as a result of his resignation. Mr. Palmer’s equity grant will consist of: 37,051 restricted shares with 3-year cliff vesting and 69,470 stock options with 3-year cliff vesting and a strike price of $26.99 (valued at $750,000 using the closing price on August 14, 2007).

•

Mr. Palmer will be eligible to receive the Company’s standard Executive Officer Severance Agreement that provides for two years of base pay, two years of annual bonus and one year of health care coverage, in the case of involuntary termination from the Company.

•	Mr. Palmer will also participate in other specified compensation and benefit programs generally available to the Company’s executive officers.

Mr. Palmer succeeds Chief Financial Officer Mike Thaman, who is also Chairman of the Board and will become the Company’s Chief Executive Officer upon current Chief Executive Officer Dave Brown’s retirement later this year. Mr. Thaman will retain the title and responsibilities of Chairman of the Board.

A copy of the press release dated August 21, 2007 announcing Mr. Palmer’s appointment is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press release dated August 21, 2007 issued by Owens Corning

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

OWENS CORNING

Date: August 21, 2007	By:	/s/ Stephen K. Krull
Stephen K. Krull
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated August 21, 2007 issued by Owens Corning